  Exhibit 99.1

Alico, Inc. Announces Fiscal Year 2013 Fourth Quarter and Annual

Financial Results

Closes on $20.7 million Conservation Easement in Fourth Quarter

Fort Myers, FL, December 9, 2013 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the fourth quarter and year ended September 30, 2013.

Fiscal Year 2013 Fourth Quarter Results

Historically, our agricultural operations have been seasonal in nature with the second and third quarters generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue.

Substantially all of our fourth quarter gross profit was generated by our Ranch and Conservation segment and is represented primarily by gross profit from cattle sales.

For the fourth quarter of fiscal year 2013, total operating revenue was $6.7 million as compared to $6.6 million for the fourth quarter of fiscal year 2012, an increase of 0.4%. The increase in operating revenue was due to an increase in cattle sale revenues.

Total operating expenses for the fourth quarter of fiscal year 2013 were $4.9 million as compared to $4.7 million for the fourth of fiscal year 2012, an increase of 4.0%. The increase in operating expenses is primarily attributable to the increase in the cost of cattle sales.

Gross profit for the fourth quarter of fiscal year 2013 was $1.8 million compared to $2.0 million in the fourth quarter of fiscal year 2012, a decrease of $0.2 million or 8.2%.

Corporate general and administrative expenses for the fourth quarter of fiscal year 2013 totaled $3.2 million compared to $2.8 million in the fourth quarter of fiscal year 2012, an increase of $0.4 million or 13.9%. This increase is primarily attributable to $0.6 million of costs incurred related to the consideration of strategic and financial alternatives. On November 19, 2013, 734 Investors, LLC, an investment fund affiliated with 734 Agriculture, LLC, and George R. Brokaw completed the previously announced purchase of 3,725,457 shares of Alico common stock from Alico Holding, LLC, a company wholly owned by Atlantic Blue Group, Inc.

Net income applicable to common stock for the fourth quarter of fiscal 2013 was $11.8 million, or $1.60 per diluted share, compared to a net loss of $0.5 million, or $0.07 per diluted share in the fourth quarter of fiscal 2012.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and Special Committee strategic alternative costs) for the fourth quarter of fiscal year 2013 was $22.3 million as compared to $1.3 million for the fourth quarter of fiscal year 2012, an increase of $21.0 million. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

The increases in net income and Adjusted EBITDA are primarily due to the non-recurring sale of a conservation easement on approximately 11,600 acres of land in Hendry County, Florida to the U.S. Department of Agriculture, through its administering agency, the Natural Resources Conservation Service, for $20.7 million in the third quarter of fiscal year 2013 resulting in a $20.3 million gain.

The Company paid a fourth quarter cash dividend of $0.08 per share on its outstanding common stock on October 15, 2013, to shareholders of record at September 30, 2013. Additionally, the Board recently declared a fiscal 2014 first quarter dividend of $.12 per share on its outstanding common stock to be paid to shareholders of record as of December 31, 2013, with payment expected on January 14, 2013.

Clayton G. Wilson, Alico’s Chief Executive Officer, stated, “The 2013-2014 citrus estimate by the USDA shows the Florida orange crop will be approximately 6.5% less than last season. With a potential shortage of fruit to process this season, pricing by fruit processors for volumes of fruit should be bullish. Our fruit contracts have rise clauses to take advantage of increases in fruit pricing.”

Mr. Wilson continued, “Greening disease continues to be a problem within the Citrus Industry. Alico has taken the necessary steps to ensure its future in the Citrus Industry by constructing a tree nursery facility. The nursery will provide a guaranteed supply of resets to replace diseased, non-productive trees and will eliminate delivery delays common within the industry by large commercial nurseries. Construction is scheduled to be completed by the 2nd quarter of this fiscal year.”

Fiscal Year 2013 Annual Results

Total operating revenue was $101.7 million for the year ended September 30, 2013, compared to $127.2 million for fiscal year 2012, a decrease of $25.5 million or 20.1%. Income from operations for fiscal year 2013 was $11.9 million as compared to $23.7 million for fiscal 2012, a decrease of 49.7%.

Citrus Groves revenue in fiscal year 2013 totaled $43.7 million compared to $55.4 million in fiscal year 2012, a decrease of approximately $11.7 million or 21.2% due to fewer boxes of fruit sold at a lower market price per pound solid and lower pound solids per box. Citrus Groves gross profit decreased to $12.2 million in fiscal year 2013 compared to $24.4 million in fiscal year 2012, a decrease of 50.2%, as a result of the decreased production and an increase in cost of sales. Cost of sales represents the cost of maintaining our citrus groves for the preceding calendar year and does not vary in relation to production. Cost of sales increased to $19.8 million in fiscal year 2013 versus $17.8 million in fiscal year 2012. Harvesting and hauling represents the cost of bringing citrus product to market and varies based upon the number of boxes produced and is the primary component of the remainder of the segment’s operating expenses.

Alico Fruit had revenue of $28.4 million for fiscal year 2013 as compared to $48.3 million for fiscal year 2012, a decrease of approximately $19.9 million or 41.2% due to a decrease in the number of boxes of fruit sold and lower market prices.

Improved Farmland revenue, which includes the results of our Sugarcane operations, was $21.9 million for fiscal year 2013 as compared to $15.3 million for fiscal year 2012, an increase of approximately $6.6 million or 43.1%. Sugarcane contributed revenue of $20.9 million for fiscal year 2013 compared to $14.4 million for fiscal year 2012 due to a 61.1% increase in standard tons of sugarcane harvested, partially offset by a decrease in price per standard ton of 10.3% year-over-year.

Corporate general and administrative expenses for the year ended September 30, 2013 totaled $9.7 million compared to $8.5 million in fiscal year 2012, an increase of $1.2 million or 14.7%. This increase is primarily attributable to $1.8 million of costs incurred related to the consideration of strategic and financial alternatives. On November 19, 2013, 734 Investors, LLC, an investment fund affiliated with 734 Agriculture, LLC, and George R. Brokaw completed the previously announced purchase of 3,725,457 shares of Alico common stock from Alico Holding, LLC, a company wholly owned by Atlantic Blue Group, Inc.

Net income for the year ended September 30, 2013 was $19.6 million, or $2.67 per diluted share, compared to $18.5 million, or $2.51 per diluted share, for fiscal 2012, an increase of $1.1 million or 6.3%. Adjusted EBITDA for fiscal year 2013 was $44.4 million as compared to $39.5 million in fiscal year 2012. The increases in net income and Adjusted EBITDA are primarily due to the non-recurring sale of a conservation easement on approximately 11,600 acres of land in Hendry County, Florida to the U.S. Department of Agriculture, through its administering agency, the Natural Resources Conservation Service, for $20.7 million in the third quarter of fiscal year 2013 resulting in a $20.3 million gain. The gain on the sale of the easements offset the decrease in income from operations. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of approximately $48.3 million and $34.3 million at September 30, 2013 and 2012, respectively. Cash provided by operating activities was $13.4 million for fiscal year 2013 as compared to $23.6 million during fiscal year 2012. Availability under the revolving line of credit was $60.0 million at September 30, 2013 and 2012. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarters of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,800 acres of land in six Florida counties (Alachua, Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Mark Humphrey

Senior Vice President and Chief Financial Officer

(239) 226-2000

mhumphrey@alicoinc.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012

Net income	$11,756	$(465)	$19,646	$18,489
Interest expense, net	289	326	1,257	1,616
Income taxes	7,027	(692)	12,029	10,973
Depreciation and amortization	2,545	2,175	9,675	8,429

EBITDA	21,617	1,344	42,607	39,507
Special Committee strategic alternatives costs	646	-	1,816	-

Adjusted EBITDA	$22,263	$1,344	$44,423	$39,507

ALICO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Operating revenues:
Citrus Groves	$25	$92	$43,689	$55,423
Agricultural Supply Chain Management	700	787	28,412	48,334
Improved Farmland	238	256	21,917	15,316
Ranch and Conservation	5,490	5,223	6,755	7,348
Other Operations	213	284	888	766
Total operating revenue	6,666	6,642	101,661	127,187

Operating expenses:
Citrus Groves	45	(63)	31,533	30,995
Agricultural Supply Chain Management	1,063	1,470	27,949	47,693
Improved Farmland	158	157	16,202	11,574
Ranch and Conservation	3,418	2,723	3,798	3,497
Other Operations	173	384	505	1,196
Total operating expenses	4,857	4,671	79,987	94,955

Gross profit	1,809	1,971	21,674	32,232
Corporate general and administrative	3,214	2,822	9,739	8,490

Income (loss) from operations	(1,405)	(851)	11,935	23,742

Other (expense) income:
Interest and investment income, net	174	71	704	97
Interest expense	(289)	(326)	(1,257)	(1,616)
Gain on sale of real estate	20,299	-	20,299	9,113
Impairment of assets held for sale	-	-	-	(1,918)
Other (loss) income, net	4	(51)	(6)	44
Total other (expense) income, net	20,188	(306)	19,740	5,720

Income before income taxes	18,783	(1,157)	31,675	29,462
Income tax expense	7,027	(692)	12,029	10,973

Net income	11,756	(465)	19,646	18,489

Comprehensive income, net of tax effect	-	-	-	-

Comprehensive income	$11,756	$(465)	$19,646	$18,489

Weighted-average number of shares outstanding:
Basic	7,304	7,358	7,313	7,355
Diluted	7,379	7,358	7,357	7,355
Earnings per common share:
Basic	$1.61	$(0.07)	$2.69	$2.51
Diluted	$1.60	$(0.07)	$2.67	$2.51

Cash dividends declared per common share	$0.20	$0.08	$0.36	$0.20

ALICO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	September 30,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$24,583	$13,328
Restricted cash	-	2,500
Investments	260	257
Accounts receivable, net	4,266	3,071
Income tax receivable	-	1,327
Inventories	29,403	27,290
Assets held for sale	-	2,475
Other current assets	1,283	1,219
Total current assets	59,795	51,467

Investment in Magnolia Fund	5,086	5,607
Investments, deposits and other non-current assets	1,991	2,145
Deferred income taxes	-	2,168
Cash surrender value of life insurance	897	862
Property, buildings and equipment, net	131,071	122,834
Total assets	$198,840	$185,083

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,729	$4,929
Long-term debt, current portion	2,000	3,267
Accrued expenses	2,354	2,488
Income taxes payable	1,171	484
Dividend payable	1,461	883
Accrued ad valorem taxes	1,634	1,685
Other current liabilities	1,142	3,412
Total current liabilities	11,491	17,148

Long-term debt, net of current portion	34,000	36,633
Deferred income taxes	6,584	-
Deferred retirement benefits, net of current portion	4,029	3,756
Total liabilities	56,104	57,537

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	-	-
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,303,568 and 7,353,871 shares outstanding at September 30, 2013 and September 30, 2012, respectively	7,377	7,377
Additional paid in capital	9,496	9,053
Treasury stock at cost, 73,538 and 23,235 shares held at September 30, 2013 and September 30, 2012, respectively	(2,816)	(543)
Retained earnings	128,679	111,659
Total stockholders’ equity	142,736	127,546
Total liabilities and stockholders’ equity	$198,840	$185,083